CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Puritan Trust of our reports dated October 12, 2026, relating to the financial statements and financial highlights of Fidelity Balanced Fund and Fidelity Balanced K6 Fund; of our reports dated October 14, 2026, relating to the financial statements and financial highlights of Fidelity Puritan Fund and Fidelity Puritan K6 Fund, which appear in Fidelity Puritan Trust's Certified Shareholder Report on Form N-CSR for the year ended August 31, 2026. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 22, 2026